Exhibit 99.1

Pattern Energy Acquires Panhandle 2 Wind Power Facility in Texas as It Reaches Commercial Operation

Increases operating fleet to 10 facilities

SAN FRANCISCO, California, November 12, 2014 – Increasing its operating capacity, Pattern Energy Group Inc. (NASDAQ: PEGI) (TSX: PEG) (“Pattern Energy”), today announced it has closed the acquisition of 147 megawatts (MW) of owned interest in the 182 MW Panhandle 2 Wind facility from Pattern Energy Group LP (“Pattern Development”) for a total cash consideration of US$123.8 million. The Panhandle 2 Wind facility, located in Carson County, Texas, is now fully operational.

Acquisition Highlights

•	Adds 147 MW to operating capacity

•	Project utilizes Siemens 2.3 MW turbines and is secured with a long-term contract for approximately 80% of its output

•	Acquired at a 9-10x run rate cash available for distribution (“CAFD”) [1] multiple

•	Located in one of the strongest wind resources in the country

•	Acquisition to be funded from available cash and credit facilities

•	Both Panhandle 1 and 2 projects totaling 400 MW now fully operational

“Panhandle 2 was completed on schedule and on budget, growing our operating fleet to 10 wind facilities with an 11th project on track to be completed this quarter,” said Mike Garland, President and CEO of Pattern Energy. “This facility is an excellent addition to our portfolio and will increase our revenue and cash available for distribution. We now have two premier wind facilities in the Panhandle, located on one of the best wind sites in the U.S., with a net capacity factor of approximately 50%.”

Panhandle 2 Wind consists of 79 Siemens 2.3 MW wind turbines. Approximately 80% of the expected output is contracted under a long-term energy price hedge, with an A-/Baa2 credit-rated affiliate of Morgan Stanley, with the balance sold at ERCOT’s spot market prices.

The Panhandle 2 Wind project created more than 200 construction jobs and 9 permanent operations and maintenance positions. The facility will generate clean, renewable electricity for more than 56,000 Texas homes each year without using any of the region’s limited water supplies, according to statistics from the U.S. Energy Information Agency. Construction of the project was managed by Mortenson Construction.

In July, Pattern Energy acquired 172 MW of Panhandle 1 Wind, a 218 MW facility adjacent to Panhandle 2 Wind. Together, the two wind power facilities total 400 MW in the Texas Panhandle region.

[1] This forward looking measure of run-rate CAFD is a non-GAAP measure that cannot be reconciled to net cash provided by operating activities as the most directly comparable GAAP financial measure without unreasonable effort. A description of the adjustments to determine CAFD can be found on page 71 of Pattern Energy’s 2013 Annual Report on Form 10-K.

About Pattern Energy

Pattern Energy Group Inc. (Pattern Energy) is an independent power company listed on the NASDAQ (“PEGI”) and Toronto Stock Exchange (“PEG”). Pattern Energy has a portfolio of eleven wind power projects, with a total owned interest of 1,472 MW, in the United States, Canada and Chile that use proven, best-in-class technology. Pattern Energy’s wind power projects generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of the business. For more information, visit www.patternenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws, including statements regarding the timing of completion of the Company’s 11th project, the ability of Panhandle2 to increase the Company’s revenue and CAFD, and the number of homes for which the facility will generate electricity.

These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the documents filed with the SEC and applicable Canadian securities regulatory authorities, including the Company’s annual report on Form 10-K. The risk factors and other factors noted therein could cause actual events or the Company’s actual results to differ materially from those contained in any forward-looking statement.

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Contacts:

Media relations Matt Dallas 917-363-1333 matt.dallas@patternenergy.com	Investor Relations Ross Marshall 416-815-0700 (Ext.238) rmarshall@tmxequicom.com